Exhibit 23.6

LEE KEELING AND ASSOCIATES, INC.

PETROLEUM CONSULTANTS

First Place Tower

15 east Fifth Street, Suite 2500

Tulsa, Oklahoma 74103-4350

(918) 587-5521, Fax (918) 587-2881

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of SandRidge Energy, Inc. (the “Company”), to be filed on or about March 29, 2011 (as amended, the “Registration Statement”), including any future amendments thereto, of all references to the name of Lee Keeling and Associates, Inc.; to references to Lee Keeling and Associates, Inc. in the Registration Statement, including under the heading “Experts”; and to the inclusion in the Registration Statement of information taken from our “Estimated Proved Reserves and Future Net Cash Flow Constant Pricing of SandRidge Energy, Inc. Effective December 31, 2010” and our “Estimated Proved Reserves and Future Net Flow of SandRidge Energy, Inc. Effective December 31,2009” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the U.S. Securities and Exchange Commission on February 28, 2011.

/s/ Lee Keeling and Associates, Inc.

LEE KEELING AND ASSOCIATES, INC.

March 29, 2011

Tulsa, Oklahoma

WWW.LKAENGINEERS.COM